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                                                                      EXHIBIT 99


(CITIZENS & NORTHERN CORPORATION LOGO)

                                                            Contact: Yvonne Gill
January 12, 2005                                                    570.724.0247

CITIZENS & NORTHERN STOCK APPROVED FOR NASDAQ SMALLCAP MARKET LISTING

FOR IMMEDIATE RELEASE:

   WELLSBORO, PA. - Citizens & Northern Corporation's application to list its securities on The NASDAQ SmallCap Market has been approved and the stock will be listed effective Thursday, January 13, 2005. The trading symbol for the corporation's common shares will be CZNC. Previously the Corporation's stock was listed on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.

   Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, which has assets in excess of $1.1 billion and 19 offices in Bradford, Lycoming, Sullivan and Tioga Counties in Pennsylvania. The Corporation has also signed a definitive agreement and plan of merger with Canisteo Valley Corporation, paving the way for C&N's entry into the New York State market.

   Listing C&N stock on the NASDAQ SmallCap Market "should provide our shareholders with more liquidity for their stock," said Craig G. Litchfield, C&N chairman, president and CEO. "We are very pleased to make this transition and are certain it will prove beneficial to our shareholders."

   The NASDAQ SmallCap Market serves smaller companies that may not qualify for inclusion in the NASDAQ National Market. At close of business Monday, C&N's stock was valued at $27.50 per share.

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   Citizens & Northern Bank provides complete financial, investment and insurance services through its 19 full service offices. C&N can be found on the worldwide web at www.cnbankpa.com.

Certain statements contained herein may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company's management, as well as assumptions made beyond information currently available to the Company's management, and may be, but not necessarily are, identified by such words as "should", "likely", "expect", "plan", "anticipate", "target", "forecast" and "goal". Because such "forward-looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include changes in monetary and fiscal policies of the Federal Reserve Board and the U. S. Government, particularly related to changes in interest rates, changes in general economic conditions, legislative or regulatory changes, downturn in demand for loan, deposit and other financial services in the Corporation's market area, increased competition from other banks and non-bank providers of financial services, technological changes and increased technology-related costs, changes in accounting principles, or the application of generally accepted accounting principles and other similar outside influences. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

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